Exhibit 99.1

For more information contact:
Peter Benoist or Frank Sanfilippo (314) 725-5500
Jerry Mueller (314) 512-7251 or Ann Marie Mayuga (314) 485 4390

ENTERPRISE FINANCIAL ANNOUNCES THIRD QUARTER RESULTS, CAPITAL INITIATIVES AND GOODWILL ADJUSTMENT

  Company reports third quarter fully diluted earnings per share of $0.10 after goodwill impairment charge of $5.9 million related to Millennium Brokerage Group, its wholesale life insurance brokerage subsidiary
  Enterprise Financial’s Board authorizes up to $62 million in additional capital to increase already “well-capitalized” position
  The Company’s principal subsidiary, Enterprise Bank & Trust, earns $4.7 million in third quarter and $13.1 million year-to-date, essentially equal to both prior year quarter and year- to-date results, driven by continuing strong loan growth

St. Louis, October 23, 2008. Enterprise Financial Services Corp (NASDAQ: EFSC) reported third quarter net income of $1.3 million, or $0.10 per fully diluted share, after giving effect to a $5.9 million non-cash goodwill impairment charge associated with Millennium Brokerage Group (MBG), its wholesale insurance brokerage subsidiary, which represented $0.29 per fully diluted share. Prior year third quarter earnings were $5.0 million, or $0.40 per fully diluted share. Year-to-date net income was $8.4 million, or $0.66 per fully diluted share, compared to $12.7 million, or $1.01 per fully diluted share, for the prior year period.

The goodwill impairment charge is a non-cash accounting adjustment that does not reduce the Company’s regulatory capital, cash flow or liquidity.

Peter Benoist, Enterprise Financial President and CEO, commented, “The impairment charge recorded this quarter reflects our assessment that the margins and earnings in our wholesale life insurance brokerage business have been, and will continue to be, pressured. MBG needs increased scale to strengthen its competitive position in the face of a consolidating insurance industry and the effects of tighter underwriting standards among the major life insurance carriers. We are working with MBG management on strategic alternatives to accomplish that.”

Benoist concluded, “Our core banking business continues to perform well in light of the unprecedented turmoil in the financial markets and the continued deterioration of the housing market. Our principal subsidiary, Enterprise Bank & Trust, earned $4.7 million and $13.1 million for the quarter and year-to-date periods, equaling the earnings levels for both the prior year quarter and year-to-date.”

Enterprise also announced that its Board of Directors has authorized the addition of up to $62 million in regulatory capital to support the Company’s continued growth. EFSC is already considered “well-capitalized” by regulatory standards. The additional capital may be raised in the form of senior preferred stock purchased by the US Treasury Department, convertible trust preferred securities or a combination of both.

Exhibit 99.1

“In these uncertain economic times we believe that positioning the Company with excess capital is not only prudent, but also allows us to take advantage of opportunities that may present themselves in the future,” Benoist noted. “The financial industry is transforming right before our eyes, and it’s clear to me that highly focused, well-capitalized commercial banking organizations in attractive markets will be the ultimate winners when the dust settles.”

The Company reported the completion of the previously announced sale of its Great American Bank charter and related De Soto, Kansas branch location to First Financial Bancshares, Inc. based in Lawrence, Kansas. The charter and branch were not strategic to the Company’s plans for the Kansas City market. The sale generated an after-tax gain of $1.5 million, or $0.12 per fully diluted share.

Absent the impairment charge and the gain on sale of the branch/charter, the Company’s earnings for the third quarter were $0.27 per fully diluted share, equal to the second quarter of 2008. The decrease in operating earnings per share from the prior year third quarter is due primarily to increased provision for loan losses, increased costs associated with the collection of problem loans, and a decline in revenues from the Company’s Wealth Management business.

Banking Line of Business

Net interest income increased 4% in the third quarter compared to the prior year period, largely as a result of loan growth. Total loans at quarter end increased $384 million to $1.94 billion, a 25% increase over one year ago. On a linked quarter basis, loans increased $93 million, or 5%, driven primarily by strong commercial and industrial loan growth.

Since December 31, 2007, loans have increased $301 million, or 18%. As previously noted, strong loan growth is attributable in part to a more favorable competitive environment, resulting in both increased volumes and more favorable pricing. Almost two-thirds of the $301 million loan growth this year has been produced from commercial and industrial businesses, as shown in the table below.

Commercial and industrial businesses	64%
Commercial real estate	17%
Residential construction	7%
Subcontractors (Residential and Commercial)	6%
Commercial construction	5%
Loans to individuals	1%
100%

Total deposits at September 30, 2008 were $1.69 billion, up $242 million, or 17%, from a year ago. During the third quarter, deposits grew $18 million, or 4%, on an annualized basis. Excluding brokered certificates of deposit, “core” deposits grew $48 million, or 4%, from a year ago, and declined $71 million, or 5%, during the quarter. Approximately $30 million of the third quarter decrease in core deposits was attributable to the sale of the DeSoto KS branch in the quarter. For the third quarter of 2008, brokered certificates of deposit represented 17% of average total deposits.

Linked quarter net interest rate margin declined 22 basis points to 3.34%, compared to 3.56% for the second quarter and 3.87% for the prior year period. The margin has been compressed as a result of

Exhibit 99.1

sharply reduced short term rates from a year ago, increased volumes of wholesale funding to support loan growth, as well as elevated levels of nonperforming assets.

Asset Quality

Nonperforming loans were $23.5 million, or 1.21%, of total loans, a net increase of $10.4 million from June 30, 2008. Three relationships - a $2.5 million loan from a Kansas City-based financial services company, a $3.5 million loan secured by a residential land development in Northwest Arkansas and a $4.8 million loan secured by a medical office building in the Kansas City area - represented most of the increase.

Nonperforming loans at September 30, 2008 by industry segment were as follows:

Commercial Real Estate	61%
Residential Construction/Land Acquisition Development	26%
Commercial & Industrial	9%
Other	4%
100%

Nonperforming assets rose to 1.56% of total assets for the third quarter compared to 1.02% in the second quarter and 0.51% for the third quarter of 2007. Net charge-offs during the quarter of $1.1 million declined to 0.24% of average loans from 0.32% in the second quarter. Third quarter 2007 net charge-offs were 0.14% of average loans. For the nine months ended September 30, 2008 annualized net charge-offs were 0.32% of average loans.

Other real estate owned totaled $11.3 million at September 30, 2008, compared to $9.3 million as of June 30, 2008. The increase in the quarter related to the foreclosure of a 43 lot residential subdivision in St. Louis, which is currently under a letter of intent for sale.

Provision for loan losses in the third quarter of 2008 was $2.8 million compared to $600,000 in the prior year period and $3.2 million in the second quarter of 2008. Provision expense covered net charge-offs 2.5 times for the quarter.

The allowance for loan losses rose slightly to 1.32% of total loans compared to 1.30% at June 30, 2008 and 1.27% at September 30, 2007. The allowance for loan losses at September 30, 2008 was equal to 109% of nonperforming loans.

Steve Marsh, Chairman and CEO of Enterprise Bank & Trust, said, “The increase in non-performing assets remains in line with our expectations as certain sectors of the real estate industry remain challenged in this environment. While our credit issues had been largely concentrated in the residential category, we are now also seeing some stress in certain commercial real estate projects. However, most other industry segments represented in our portfolios continue to perform well at this point.” Marsh continued, “I expect nonperforming asset levels to remain elevated through the balance of this year and continuing into much of next year.”

Exhibit 99.1

Wealth Management Line of Business

Fee income from the Wealth Management line of business, including income from state tax credit brokerage activities, totaled $3.2 million for the third quarter 2008, a 9% decline from the third quarter of 2007. For the nine months ended September 30, 2008, Wealth Management fee income totaled $9.5 million, down $479,000 or 4%.

Trust revenues for the third quarter and year-to-date periods continue to be negatively impacted by declining market values of assets under management and client attrition related to advisor turnover in the first quarter. Fiduciary revenues continue to grow modestly as new business volumes have been steady.

MBG revenues are down approximately 30% from the prior year quarter and year-to-date due to lower levels of paid premium sales and slightly lower sales margins. Producer sales volumes and carrier commission payouts remain constrained due to continued consolidation of distributors in the industry, uncertainty in the financial markets and tougher underwriting for large insurance cases. Management continues to evaluate strategic options to improve MBG’s competitive position.

Fee income from state tax credit brokerage activities during the third quarter was $593,000 and $1.6 million year-to-date, versus minimal amounts in 2007. $413,000 of the fee income recognized in the third quarter of 2008 relates to a fair value increase under FAS 159 on the $38 million in tax credits held for sale at September 30, 2008. The Company is considering the purchase of interest rate caps in the fourth quarter to minimize potential fair value reductions in the tax credit assets resulting from future increases in market interest rates.

Excluding the goodwill impairment charge for MBG, expenses in Wealth Management were $438,000 higher in the third quarter of 2008 versus the same period in 2007, and were $850,000 higher in the nine months ended September 30, 2008 than in the same period of 2007. These increases were due primarily to the restructuring of Millennium’s compensation for principals as part of the buyout of the remaining minority interest on December 31, 2007.

Goodwill Impairment Charge

In accordance with generally accepted accounting principles, Enterprise evaluated MBG’s intangible assets and goodwill for possible impairment during the third quarter. In connection with these tests, the Company determined that margin pressures reducing MBG revenues will continue to negatively affect operating performance, thereby reducing the fair value of its investment in MBG. As a result, the Company recorded a $5.9 million pre-tax goodwill impairment charge against third quarter earnings. The after-tax effect of the charge was $0.29 per fully diluted share.

Capital Adequacy

On September 30, 2008 EFSC’s principal subsidiary, Enterprise Bank & Trust, completed a $2.5 million private placement of subordinated capital notes. The notes mature in 2018, are callable by Enterprise in 5 years, and pay a fixed interest rate of 10%. The subordinated debt qualifies as Tier II regulatory capital. The subsidiary bank’s capital ratios exceeded the regulatory definition of well capitalized as of September 30.

Exhibit 99.1

EFSC intends to expand its regulatory capital position by up to $62 million. The Company is actively negotiating terms for an issue of Convertible Trust Preferred Securities that will also qualify as Tier II regulatory capital until they would convert to EFSC common stock. The Company also plans to participate in the US Treasury Department’s recently announced bank capital purchase program as an additional source of regulatory capital.

As of September 30, 2008 EFSC reported total capital to risk-weighted assets of 10.18%, exceeding the regulatory standard of “well-capitalized.”

Other Business Results

The Company has applied for a new Arizona state bank charter with locations in central and west Phoenix. Conditions in the Arizona real estate market have slowed regulatory approvals for de novo charters. Timing on the decision regarding the charter application is uncertain at this time; however, Enterprise Bank & Trust continues to operate a successful loan production office in central Phoenix.

Net of the goodwill impairment charge and the charter/branch sale, the Company’s efficiency ratio increased from 59.7% at September 30, 2007 to 61.9% in the current quarter. Noninterest expenses in the third quarter of 2008 increased $1.1 million, or 8%, excluding the goodwill impairment charge, due primarily to legal and operating costs associated with higher nonperforming asset levels, costs associated with our Phoenix initiatives, higher levels of corporate legal and professional expenses, and higher levels of benefit costs (primarily medical and the Long Term Incentive Plan.)

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis and Kansas City and a loan production office in Phoenix. Enterprise is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

#      #      #

Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. We use the words “expect” and “intend” and variations of such words and similar expressions in this communication to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local and national economic conditions, risks associated with rapid increase or decrease in prevailing interest rates, effects of mergers and acquisitions, effects of critical accounting policies and judgments, legal and regulatory developments and competition from banks and other financial institutions, as well as other risk factors described in Enterprise Financial’s 2007 Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY
(unaudited)

(In thousands, except per share data)	For the Quarter Ended		For the Nine Months Ended
	Sep 30,	Sep 30,	Sep 30,	Sep 30,
	2008	2007	2008	2007
INCOME STATEMENTS
Total interest income	$29,289	$31,807	$88,818	$90,600
Total interest expense	12,705	16,002	39,293	45,750
Net interest income	16,584	15,805	49,525	44,850
Provision for loan losses	2,825	600	8,350	2,165
Net interest income after provision for loan losses	13,759	15,205	41,175	42,685

NONINTEREST INCOME
Wealth Management revenue	2,640	3,495	7,905	9,916
Deposit service charges	1,102	839	3,241	2,302
Gain (loss) on sale of other real estate	242	7	584	(5)
Gain on sale of state tax credits	593	33	1,577	33
Gain on sale of securities	-	-	73	-
Gain on sales of branch/charter	2,840	-	3,400	-
Other income	224	264	842	1,196
Total noninterest income	7,641	4,638	17,622	13,442

NONINTEREST EXPENSE
Salaries and benefits	7,792	7,523	23,706	21,972
Occupancy	1,100	995	3,160	2,898
Furniture and equipment	346	370	1,065	1,055
Goodwill impairment related to Millennium Brokerage Group	5,900	-	5,900	-
Other	3,995	3,314	11,858	10,508
Total noninterest expense	19,133	12,202	45,689	36,433

Income before income tax	2,267	7,641	13,108	19,694
Income taxes	948	2,642	4,726	7,022
Net income	$1,319	$4,999	$8,382	$12,672

Basic earnings per share	$0.10	$0.40	$0.67	$1.04
Diluted earnings per share	$0.10	$0.40	$0.66	$1.01
Return on average assets	0.24%	1.11%	0.54%	0.99%
Return on average equity	2.81%	11.85%	6.17%	10.75%
Efficiency ratio	78.98%	59.69%	68.04%	62.50%
Noninterest expense to average assets	3.48%	2.72%	2.92%	2.84%

YIELDS (fully tax equivalent)
Loans	5.94%	7.96%	6.37%	7.96%
Securities	4.75%	4.67%	4.70%	4.49%
Federal funds sold	2.12%	5.48%	2.76%	5.49%
Yield on earning assets	5.86%	7.73%	6.25%	7.71%
Interest bearing deposits	2.72%	4.44%	2.97%	4.45%
Subordinated debt	5.63%	7.20%	6.00%	7.20%
Borrowed funds	2.98%	5.00%	3.36%	5.01%
Cost of paying liabilities	2.85%	4.59%	3.13%	4.59%
Net interest spread	3.01%	3.14%	3.12%	3.12%
Net interest rate margin	3.34%	3.87%	3.51%	3.85%

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(unaudited)

(In thousands)
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2008	2008	2008	2007	2007
BALANCE SHEETS
ASSETS
Cash and due from banks	$38,641	$67,661	$64,108	$76,265	$47,593
Federal funds sold	1,718	15,630	954	75,665	2,585
Interest-bearing deposits	2,178	349	6,435	1,719	1,100
Debt and equity investments	113,932	120,072	116,810	83,333	122,204
Loans held for sale	520	1,666	3,422	3,420	1,117

Portfolio loans	1,942,600	1,849,415	1,726,455	1,641,432	1,558,885
Less allowance for loan losses	25,662	24,011	22,249	21,593	19,754
Net loans	1,916,938	1,825,404	1,704,206	1,619,839	1,539,131

Other real estate	11,285	9,294	7,736	2,963	857
Premises and equipment, net	25,166	25,238	24,775	22,223	22,487
State tax credits, held for sale	37,751	37,882	27,309	23,149	-
Goodwill	51,312	57,910	58,331	57,177	55,661
Core deposit intangible	2,256	2,729	2,887	3,330	3,511
Other amortizing intangibles	2,090	2,301	2,512	2,723	2,952
Other assets	32,614	31,582	28,393	27,312	29,061
Total assets	$2,236,401	$2,197,718	$2,047,878	$1,999,118	$1,828,259

LIABILITIES AND SHAREHOLDERS' EQUITY
Non-interest bearing deposits	$225,013	$240,148	$232,121	$278,313	$212,903
Interest bearing deposits	1,463,040	1,429,598	1,358,588	1,306,699	1,233,532
Total deposits	1,688,053	1,669,746	1,590,709	1,585,012	1,446,435
Subordinated debentures	59,307	56,807	56,807	56,807	56,807
FHLB advances	222,926	203,043	154,405	152,901	131,746
Federal funds purchased	36,600	-	-	-	-
Other borrowings	36,632	72,886	53,508	16,680	10,613
Other liabilities	7,924	12,335	14,212	14,569	13,415
Total liabilities	2,051,442	2,014,817	1,869,641	1,825,969	1,659,016
Shareholders' equity	184,959	182,901	178,237	173,149	169,243
Total liabilities and shareholders' equity	$2,236,401	$2,197,718	$2,047,878	$1,999,118	$1,828,259

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(unaudited)

(In thousands, except per share data)	For the Quarter Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2008	2008	2008	2007	2007
EARNINGS SUMMARY
Net interest income	$16,584	$16,802	$16,137	$16,203	$15,805
Provision for loan losses	2,825	3,200	2,325	2,450	600
Wealth Mangement revenue	2,640	2,682	2,583	4,064	3,495
Noninterest income	5,001	1,762	2,955	2,166	1,143
Noninterest expense	19,133	12,723	13,832	13,083	12,202
Income before income tax	2,267	5,323	5,518	6,900	7,641
Net income	1,319	3,500	3,563	4,906	4,999
Diluted earnings per share	$0.10	$0.27	$0.28	$0.39	$0.40
Return on average equity	2.81%	7.77%	8.13%	11.28%	11.85%
Net interest rate margin (fully tax equivalized)	3.34%	3.56%	3.63%	3.80%	3.87%
Efficiency ratio	78.98%	59.88%	63.82%	58.32%	59.69%

MARKET DATA
Book value per share	$14.57	$14.45	$14.27	$13.96	$13.66
Tangible book value per share	$10.19	$9.48	$9.17	$8.86	$8.65
Market value per share	$22.56	$18.85	$25.00	$23.81	$24.34
Period end common shares outstanding	12,694	12,654	12,487	12,406	12,388
Average basic common shares	12,664	12,545	12,441	12,387	12,380
Average diluted common shares	12,817	12,760	12,675	12,676	12,652

ASSET QUALITY
Net charge-offs	$1,123	$1,439	$1,668	$611	$549
Nonperforming loans	$23,546	$13,180	$9,307	$12,720	$8,542
Nonperforming loans to total loans	1.21%	0.71%	0.54%	0.77%	0.55%
Nonperforming assets to total assets	1.56%	1.02%	0.83%	0.78%	0.51%
Allowance for loan losses to total loans	1.32%	1.30%	1.29%	1.32%	1.27%
Net charge-offs to average loans (annualized)	0.24%	0.32%	0.40%	0.15%	0.14%

CAPITAL
Average equity to average assets	8.55%	8.62%	8.92%	9.21%	9.40%
Tier 1 capital to risk-weighted assets	8.83%	8.76%	9.15%	9.32%	9.85%
Total capital to risk-weighted assets	10.18%	9.96%	10.36%	10.54%	11.05%
Tangible equity to tangible assets	5.93%	5.62%	5.77%	5.68%	6.07%

AVERAGE BALANCES
Portfolio loans	$1,881,428	$1,790,491	$1,687,316	$1,583,325	$1,526,259
Earning assets	2,005,635	1,922,309	1,810,384	1,719,825	1,645,697
Total assets	2,184,804	2,102,582	1,974,590	1,873,915	1,780,239
Deposits	1,645,398	1,600,805	1,530,158	1,511,476	1,453,497
Shareholders' equity	186,848	181,274	176,170	172,563	167,310

LOAN PORTFOLIO
Commercial and industrial	$539,924	$510,377	$487,289	$476,184	$416,715
Commercial real estate	845,221	835,688	735,087	690,868	703,772
Construction real estate	313,262	284,556	285,966	266,111	252,476
Residential real estate	218,642	193,630	189,549	170,510	155,489
Consumer and other	25,550	25,164	28,564	37,759	30,433
Total loan portfolio	$1,942,599	$1,849,415	$1,726,455	$1,641,432	$1,558,885

DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$225,013	$240,148	$232,121	$278,313	$212,903
Interest-bearing transaction accounts	118,614	134,659	136,009	131,141	120,069
Money market and savings accounts	664,436	680,635	724,725	682,920	596,226
Certificates of deposit	679,990	614,304	497,854	492,638	517,237
Total deposit portfolio	$1,688,053	$1,669,746	$1,590,709	$1,585,012	$1,446,435

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(unaudited)

(In thousands)	For the Quarter Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2008	2008	2008	2007	2007
YIELDS (fully tax equivalent)
Loans	5.94%	6.30%	6.93%	7.65%	7.96%
Securities	4.75%	4.60%	4.84%	4.87%	4.67%
Federal funds sold	2.12%	1.85%	3.32%	4.23%	5.48%
Yield on earning assets	5.86%	6.17%	6.77%	7.42%	7.73%
Interest bearing deposits	2.72%	2.78%	3.46%	4.10%	4.44%
Subordinated debt	5.63%	5.66%	6.71%	7.24%	7.20%
Borrowed funds	2.98%	3.44%	3.82%	4.54%	5.00%
Cost of paying liabilities	2.85%	2.97%	3.62%	4.26%	4.59%
Net interest spread	3.01%	3.20%	3.15%	3.16%	3.14%
Net interest rate margin	3.34%	3.56%	3.63%	3.80%	3.87%

WEALTH MANAGEMENT
Trust Assets under management	$ 930,100	$ 986,717	$ 1,046,390	$ 1,098,110	$ 1,106,214
Trust Assets under administration	1,453,476	1,532,559	1,633,195	1,696,303	1,734,761